EXHIBIT 99.1

                   TEXACO REPORTS FIRST QUARTER 2000 RESULTS
                   -----------------------------------------

FOR IMMEDIATE RELEASE: TUESDAY, APRIL 25, 2000.
-----------------------------------------------

    WHITE PLAINS, N.Y.--April 25, 2000--Texaco reported today first quarter 2000 income before special items of $602 million ($1.10 per share). Net income for the period was $574 million ($1.05 per share).

                       EARNINGS SUMMARY

                         First Quarter
                         -------------

                                   2000              1999
----------------------------------------------------------------------
Income before
 special items (millions)        $  602              $ 105
    Per share                    $ 1.10              $ .18
Net income (millions)            $  574              $ 199
    Per share                    $ 1.05              $ .35
----------------------------------------------------------------------



    Texaco Chairman and Chief Executive Officer Peter I. Bijur commented, "We have begun the new millennium on a strong, positive note with outstanding first quarter earnings. Our strategy changes, dramatic cost cuttings and synergy captures implemented over the past two years positioned us well to fully realize the sharply higher crude oil and natural gas prices experienced throughout the quarter. Reacting to OPEC production cuts, lower inventory levels and increased demand, crude oil prices more than doubled from a year ago. Increased demand and lower inventory levels pushed U.S. natural gas prices 44 percent higher than last year. Both of these factors significantly increased upstream earnings. Natural gas prices remained strong into the second quarter, while recent OPEC actions to increase production caused crude oil prices to fall, leveling off in the mid $20 per barrel range.
    "While the higher crude oil prices benefited our upstream operations, for the downstream they meant higher costs which were not fully recovered in the marketplace. As a result, downstream earnings this year were 62 percent below last year's levels. However, with the recent leveling off of crude oil prices and lower product inventory levels, downstream margins began to improve in the latter part of the quarter, and this trend is expected to continue in the upcoming months."

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
                                     - 2 -

    Bijur added, "We continue to effectively execute our strategies designed to deliver solid growth in earnings, cash flows and return on capital employed. In the upstream we are upgrading our portfolio by divesting non-strategic assets while focusing investment on high return, high impact opportunities like our Agbami project in offshore Nigeria, the Malampaya gas project in the Philippines and our Karachaganak project in Kazakhstan. During the first quarter we received $263 million from the sale of non-core U.S. producing properties and we will have additional upstream property sales in the second quarter. These proceeds will help fund our capital spending program.
    "Further, we are moving to capture the potential of the "new economy" by investing in a number of e-business ventures including TradeCapture.com, Petrocosm and OceanConnect.com. Coupled with our recently announced technology partnership with Dell Computer, Texaco is well positioned to harness the Internet to capture cost reductions, enhance our existing business and develop new revenue streams. The future execution of these strategies combined with our continued cost discipline and operational focus should signal strong results throughout the year and in the new century."

                                                       First Quarter
                                                       -------------
Texaco Inc. (Millions of dollars):                   2000         1999
----------------------------------------------------------------------
Income before special items                         $ 602        $ 105
                                                    -----        -----
Gains (losses) on major asset sales                   (67)           -
Tax issue                                              46            -
Inventory valuation adjustments                         -           83
Employee benefits revision                             18            -
Employee separation costs                             (12)           -
Litigation issue                                      (13)           -
Production tax refund                                   -           11
                                                    -----        -----
Special items                                         (28)          94
                                                    -----        -----

Net income                                          $ 574        $ 199
                                                    =====        =====


Details on special items are included in the following segment information.

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
                                      -3-
OPERATING RESULTS

       EXPLORATION AND PRODUCTION                      First Quarter
                                                       -------------
United States (Millions of dollars):                 2000         1999
----------------------------------------------------------------------
Operating income before special items               $ 361        $  27
Special items                                         (67)          11
                                                    -----        -----
Total operating income                              $ 294        $  38
                                                    =====        =====


    U.S. Exploration and Production earnings for the first quarter of 2000 were significantly greater than last year due to higher crude oil and natural gas prices. Texaco's average realized crude oil price more than doubled to $24.46 per barrel. Our average natural gas price was $2.45 per MCF, 37 percent higher than last year. Natural gas prices strengthened due to increased demand and lower than normal inventory levels.
    Daily production for the first quarter of 2000 was 604,000 barrels of oil equivalent per day, eight percent lower than last year. Natural field declines and asset sales caused this expected reduction.
    Operating expenses were eight percent higher for the first quarter due to higher utilities and production taxes, both related to higher crude oil and natural gas prices. Exploratory expenses for the first quarter were $19 million before tax, $35 million lower than last year due to a strategy shift to high impact international opportunities.
    Results for the first quarter of 2000 included a special charge of $67 million for net losses on the sales of low margin producing assets. The special benefit for 1999 of $11 million was for a production tax refund.

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
                                     - 4 -

                                                       First Quarter
                                                       -------------
International (Millions of dollars):                 2000         1999
----------------------------------------------------------------------
Operating income (loss) before special items        $ 293        $ (18)
Special items                                           -            -
                                                    -----        -----
Total operating income (loss)                       $ 293        $ (18)
                                                    =====        =====



    International Exploration and Production operating results for the first quarter of 2000 were significantly higher than last year due mostly to higher crude oil prices. Crude oil prices rose throughout most of the first quarter, more than doubling versus last year. Our average realized crude oil price this year was $23.32 per barrel, 136 percent higher than last year. Our average natural gas price was $1.48 per MCF, two percent lower than 1999.
    Daily production for the first quarter of 2000 was 581,000 barrels of oil equivalent per day, slightly lower than last year. The slight decrease was due to lower lifting entitlements for cost recovery in Indonesia as a result of higher crude oil prices. Excluding Indonesia, production increased in the first quarter. Areas of increase included the Partitioned Neutral Zone and the Karachaganak field in the Republic of Kazakhstan. Additionally, production increased in the U.K. North Sea at the Captain field, which experienced operational problems last year.
    Operating expenses were seven percent lower for the first quarter of 2000. Exploratory expenses for the first quarter were $34 million before taxes, $42 million lower than last year which included an unsuccessful exploratory well in a new offshore area of Trinidad.


        REFINING, MARKETING AND DISTRIBUTION

                                                       First Quarter
                                                       -------------
United States (Millions of dollars):                 2000         1999
----------------------------------------------------------------------
Operating income before special items               $  13        $  54
Special items                                           5            8
                                                    -----        -----
Total operating income                              $  18        $  62
                                                    =====        =====



    U.S. Refining, Marketing and Distribution earnings were lower than last year. U.S. downstream activities are primarily conducted through Equilon Enterprises LLC, Texaco's western alliance with Shell Oil Company, and Motiva Enterprises LLC, Texaco's eastern alliance with Shell Oil Company and Saudi Refining, Inc.

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
                                     - 5 -

    Equilon's earnings were lower for the quarter due to increased refinery maintenance and weak marketing margins. During this year's first quarter Equilon had maintenance activity at the Wood River, Martinez and Puget Sound refineries. Marketing margins were depressed because pump prices lagged increases in supply costs, lubricant margins were weak and trading results were lower.
    Motiva's results for the quarter benefited from improved East and Gulf Coast refining margins. Lower gasoline and distillate inventory levels, combined with a high level of industry refinery maintenance and unscheduled downtime helped product prices. While marketing margins were negatively impacted by higher spot prices and competitive market conditions, they began to improve during March.
    Results for the first quarter of 2000 included net special benefits of $5 million comprised of a benefit of $18 million for an employee benefits revision and a charge of $13 million for a patent litigation issue. Special benefits of $8 million in 1999 were for inventory valuation adjustments.

                                                       First Quarter
                                                       -------------
International (Millions of dollars):                 2000         1999
----------------------------------------------------------------------
Operating income before special items               $  63        $ 145
Special items                                         (12)          75
                                                    -----        -----
Total operating income                              $  51        $ 220
                                                    =====        =====


    International Refining and Marketing earnings for the first quarter 2000 declined from 1999 levels. The decline was due to operating losses experienced by our Caltex affiliate. Marketing margins suffered in Korea and the Southeast Asian region as a result of high product inventories and aggressive competitor pricing. Refining margins were also weak throughout most of the period.
    Operating results for the first quarter 2000 in Europe improved over last year due to higher refining margins and more efficient refinery operations in the U.K. and the Netherlands. However, lower marketing margins in Europe negatively impacted earnings. In contrast to European results, Latin America experienced lower refining margins, while marketing operations in Latin America improved over last year, as a result of the ongoing economic recovery and currency stabilization in Brazil.
    Results for the first quarter 2000 included special charges of $12 million for employee separation costs. First quarter 1999 included a special benefit of $75 million for inventory valuation adjustments.

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                                     - 6 -

        GLOBAL GAS AND POWER

                                                       First Quarter
                                                       -------------
(Millions of dollars):                               2000         1999
----------------------------------------------------------------------
Operating income before special items               $  20        $   6
Special items                                           -            -
                                                    -----        -----
Total operating income                              $  20        $   6
                                                    =====        =====


    Operating results for the first quarter of 2000 benefited from the recovery of natural gas liquids prices. Results for 1999 included gains from several asset sales, including a gas gathering pipeline in the U.S. and our 50 percent interest in a U.K. retail gas marketing venture.


CORPORATE/NON-OPERATING RESULTS

                                                       First Quarter
                                                       -------------
 (Millions of dollars):                              2000         1999
----------------------------------------------------------------------
Results before special items                        $(148)       $(108)
Special items                                          46            -
                                                    -----        -----
Total corporate/non-operating                       $(102)       $(108)
                                                    =====        =====


    Corporate and non-operating results for the first quarter 2000 included expenses for our Olympic sponsorship program and higher other corporate expenses. Results in 1999 benefited from a $21 million gain on the sale of marketable securities.
    Results for the first quarter 2000 included special benefits of $46 million for favorable income tax settlements.

CAPITAL AND EXPLORATORY EXPENDITURES

    Capital and exploratory expenditures were $724 million for the first quarter of 2000, compared with $669 million for 1999.
    Led by a 60 percent increase in our international segment, total upstream expenditures increased 11 percent as a result of our strategy shift to high margin, high impact projects. This shift includes our continued investment in the Malampaya natural gas project in the Philippines, the Venezuelan Hamaca project and the Karachaganak field in Kazakhstan. In addition to spending on these high impact projects, expenditures for development work continued on the Captain B project in the U.K. North Sea.

                                    - more -

In the United States, upstream spending decreased by 32 percent due to prior year project completions in the Deepwater Gulf of Mexico.
    In the United States downstream, refinery expenditures declined due to the sale of the El Dorado refinery in November of 1999 and the planned sale of the Wood River refinery. This decline is consistent with our strategy of reducing our exposure to the refining business. Internationally, marketing expenditures increased due to the rebranding of service stations recently acquired in the Poland/U.K. asset swap with Shell and additional service station investments in Central America.
    Global Gas and Power continues to invest in cogeneration projects in California and in Indonesia, while spending on natural gas transportation is down due to pipeline project completions in 1999.

                               -xxx-

CONTACTS:           Kelly McAndrew    914-253-6295
                    Andy Norman       914-253-4068

INVESTOR RELATIONS: Elizabeth Smith   914-253-4478

Listen in live to Texaco's first quarter 2000 earnings discussion with financial analysts on Tuesday, April 25th at 11:30 am EDT at:

http://www.webevents.broadcast.com/texaco/q100earnings
------------------------------------------------------

For technical assistance, call Sheila Lujan at 800-366-9831

Note: This press release contains forward-looking statements about our expectations for (i) upstream earnings, (ii) downstream margins,
      (iii) non-strategic asset sales and (iv) investments in e-business ventures. Our actual results may be different than we currently expect if business conditions, such as energy prices, world economic conditions, demand growth, and inventory levels, etc change, or if anticipated upstream property sales or the benefits to be realized from investments in e-business ventures are not as projected. For a further discussion of additional factors that could cause actual results to materially differ from those in the forward-looking statement, please refer to the section entitled "Forward-Looking Statements and Factors That May Affect Our Business" in Texaco's 1999 Annual Report on Form 10-K.

Income (loss)                                        First Quarter (a)
(Millions of dollars)                                ----------------
                                                     2000         1999
                                                     ----         ----
Exploration and
 production
     United States                                  $ 294        $  38
     International                                    293          (18)
                                                    -----        -----
           Total                                      587           20

Refining, marketing and distribution
     United States                                     18           62
     International                                     51          220
                                                    -----        -----
           Total                                       69          282

Global gas and power                                   20            6
                                                    -----        -----
           Total operating segments                   676          308
                                                    -----        -----

Other business units                                    -           (1)

Corporate/Non-operating                              (102)        (108)
                                                    -----        -----

            Net income                              $ 574        $ 199
                                                    =====        =====

Net income per common share (dollars) - diluted     $1.05        $ .35

Average number of common shares outstanding
 for computation of earnings per share
 (millions) - diluted                               545.5        526.9

Provision for (benefit from) income taxes
  included in net income                            $ 363        $ (15)

(a) Includes special items indicated in
      this release.

                                     - 9 -

Other Financial Data                                   First Quarter
(Millions of dollars)                                ----------------
                                                     2000         1999
                                                     ----         ----

Revenues                                          $11,271      $ 7,190

Total assets as of March 31                    (b)$29,300      $28,079

Stockholders' equity as of March 31            (b)$12,370      $11,776

Total debt as of March 31                      (b)$ 7,400      $ 7,484

Capital and exploratory expenditures
Exploration and production
     United States                                $   175      $   256
     International                                    353          221
                                                  -------      -------
          Total                                       528          477

Refining, marketing and distribution
     United States                                     65           73
     International                                    100           77
                                                  -------      -------
          Total                                       165          150
Global gas and power                                   28           35
                                                  -------      -------
          Total operating segments                    721          662

Other business units                                    3            7
                                                  -------      -------
          Total                                   $   724      $   669
                                                  =======      =======

Exploratory expenses
     United States                                $    19      $    54
     International                                     34           76
                                                  -------      -------
          Total                                   $    53      $   130
                                                  =======      =======

Dividends paid to common stockholders             $   245      $   237

Dividends per common share (dollars)              $   .45      $   .45

Dividend requirements for preferred stockholders  $     3      $    13

(b)  Preliminary

                                     - 10 -

Operating Data
                                                      First Quarter
                                                    ----------------
                                                    2000         1999
                                                    ----         ----

Exploration and production

 United States
      Net production of crude oil and
        natural gas liquids (MBPD)                    377          406

      Net production of natural gas available
        for sale (MMCFPD)                           1,361        1,487
                                                  -------      -------
           Total net production (MBOEPD)              604          654

      Natural gas sales (MMCFPD)                    3,394        3,579

      Average U.S. crude (per bbl.)               $ 24.46      $  9.11
      Average U.S. natural gas (per mcf)          $  2.45      $  1.79
      Average WTI (Spot) (per bbl.)               $ 28.91      $ 13.15
      Average Kern (Spot) (per bbl.)              $ 22.84      $  7.65

 International
      Net production of crude oil and
       natural gas liquids (MBPD)
        Europe                                        144          130
        Indonesia                                     124          180
        Partitioned Neutral Zone                      135          116
        Other                                          70           67
                                                  -------      -------
           Total                                      473          493

      Net production of natural gas available
       for sale (MMCFPD)
        Europe                                        289          286
        Colombia                                      208          153
        Other                                         152          111
                                                  -------      -------
           Total                                      649          550
                                                  -------      -------
           Total net production (MBOEPD)              581          585

      Natural gas sales (MMCFPD)                      685          565

      Average International crude (per bbl.)      $ 23.32      $  9.88
      Average International natural gas (per mcf) $  1.48      $  1.51
      Average U.K. natural gas (per mcf)          $  2.63      $  2.64
      Average Colombia natural gas (per mcf)      $   .94      $   .65

 Total worldwide net production (MBOEPD)            1,185        1,239



Operating Data                                         First Quarter
                                                     ----------------
                                                     2000         1999
                                                     ----         ----
Refining, marketing and distribution

     United States
          Refinery input (MBPD)
            Equilon area                              277          365
            Motiva area                               265          302
                                                    -----        -----
               Total                                  542          667

          Refined product sales (MBPD)
            Equilon area                              690          572
            Motiva area                               341          379
            Other                                     292          307
                                                    -----        -----
               Total                                1,323        1,258

     International
          Refinery input (MBPD)
            Europe                                    364          368
            Caltex area                               346          438
            Latin America/West Africa                  52           71
                                                    -----        -----
               Total                                  762          877

          Refined product sales (MBPD)
            Europe                                    635          638
            Caltex area                               613          672
            Latin America/West Africa                 448          479
            Other                                      95          103
                                                    -----        -----
               Total                                1,791        1,892
